 Lithium Technology Corporation 8-K
EXHIBIT 99.1

Debtholder in Lithium Technology Corporation Converts Debentures and Notes into Equity

On December 24, 2012, Lithium Technology Corporation (LTC) received the initial request from its existing investor Lex van Hessen Holdings BV, in Nieuwerkerk a/d Ijssel, The Netherlands to convert a convertible note in their possession into equity. By doing so, the Investor exercised their right for voluntary conversion in accordance with the terms of the underlying convertible note agreement. This request was confirmed and finalized on January 10,2013.

The converted note is:

●	July 2007 10% CONVERTIBLE DEBENTURE

The total principal of the converted notes amounts to $3,571,817. Including accrued interest, the total note amount of the conversion is $4,279,330. In accordance with the note agreements and the relevant conversion prices applicable to voluntary conversion, the Company has awarded a total of 61,133,291 shares to Lex van Hessen Holdings BV. As a result, the total number of shares outstanding of the Company has increased from 2,564,124,519 to the new total of 2,625,257,810.

About LTC:

LTC is a global provider of power solutions for diverse applications. The company’s product consists of large lithium-ion format cylindrical cells that deliver high power and high energy density. The company designs, engineers, builds, and customizes lithium-ion rechargeable batteries, complete with battery management system in the fast growing markets of vehicle traction and starter batteries. For additional information, please visit www.lithiumtech.com